Exhibit 10.10

AMENDMENT NO. 2 TO
U.S. CONCRETE, INC.
2000 EMPLOYEE STOCK PURCHASE PLAN

Effective as of January 1, 2010

The Board of Directors of U.S. Concrete, Inc. (the “Company”) by resolution has duly adopted this Amendment No. 2 to the Company’s 2000 Employee Stock Purchase Plan (the “Plan”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.           The Plan is hereby amended by deleting Section 6.1 in its entirety and replacing, in lieu thereof, a new Section 6.1 reading as follows:

6.1           Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of approximately six months duration (an “Offering Period”). The first Offering Period shall commence on July 1, 2000 and end on December 31, 2000. From January 1, 2001 through December 31, 2009, Offerings shall commence on the first day of January and July of each year and end on the last day of the following June and December, respectively. Upon Board approval of Offering Periods following December 31, 2009, subsequent Offerings shall commence on the first day of January or July of each year and end on the last day of the following June and December, respectively. Notwithstanding the foregoing, the Board may establish a different duration for one or more future Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the first or last day of an Offering Period is not a day on which the national or regional securities exchange or market system constituting the primary market for the Stock is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period.